First Amendment
to
Loan and security agreement

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 12th day of July, 2016 by and between SILICON VALLEY BANK, a California corporation with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”) and ELECTRO SCIENTIFIC INDUSTRIES, INC., an Oregon corporation (“Borrower”) whose address is 13900 NW Science Park Drive, Portland, Oregon 97229.
Recitals
A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of March 20, 2015 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Bank amend the Loan Agreement to (i) revise the financial covenants, (ii) modify the interest rate, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.
D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.Amendments to Loan Agreement.

2.1Section 2.1.2(b) (Letters of Credit Sublimit). The first sentence of Section 2.1.2(b) is amended by deleting the words “(except for letter of credit discounting arrangements between Borrower and Bank)” appearing therein in their entirety.
2.2Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3 is amended in its entirety and replaced with the following:

2.3    Payment of Interest on the Credit Extensions.

(a)    Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus the applicable Prime Rate Margin, which interest shall be payable monthly in accordance with Section 2.3(c) below.

(b)    Adjustment to Interest Rate. Each change in the interest rate based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(c)    Payment; Interest Computation. Interest is payable in arrears monthly on the Payment Date and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(d)    Default Rate. Upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that would otherwise be applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

2.3Section 2.4 (Fees). Section 2.4 is amended by deleting subsections (c), (d) and (e) thereof in their entirety and replacing them with the following:

(c)    Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a letter of credit fee of (i) during any Non-Formula Period, two percent (2.00%), and (ii) during any other time, two and one quarter of one percent (2.25%), in each case, per annum of the Dollar Equivalent of the face amount of each Letter of Credit issued, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(d)    Unused Revolving Line Facility Fee. Payable monthly in arrears on the last day of each calendar month and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to (i) during any Non-Formula Period or any Non-Borrowing Period, three tenths of one percent (0.30%) per annum, and (ii) at any other time, four tenths of one percent (0.40%) per annum, in each case, of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding, plus the sum of the aggregate amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve);

(e)    [reserved]; and

2.4Section 3.4 (Procedures for Borrowing). Section 3.4 is amended in its entirety and replaced with the following:
3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance (other than Advances under Section 2.1.2 set forth in this Agreement), to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Advance. In connection with such notification, Borrower must promptly deliver to Bank by electronic mail a completed Transaction Report executed by an Authorized Signer together with such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.

2.5Section 3.5 (Conversion and Continuation Elections). Section 3.5 is amended in its entirety and replaced with the following:
3.5    [Reserved.]

2.6Section 3.6 (Special Provisions Governing LIBOR Advances). Section 3.6 is amended in its entirety and replaced with the following:
3.6    [Reserved.]

2.7Section 3.7 (Additional Requirements/Provisions Regarding LIBOR Advances). Section 3.7 is amended in its entirety and replaced with the following:
3.7    [Reserved.]

2.8Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2 is amended by deleting subsections (a) through (e) in their entirety and replacing them with the following:

(a)    a Transaction Report (and any schedules related thereto) (i) with each request for an Advance, and (ii) within thirty (30) days after the end of each month;

(b)    (i) with the request for the initial Advance, and (ii) within thirty (30) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, Deferred Revenue report, and general ledger;

(c)    (i) with the request for the initial Advance, and (ii) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month, certified by a Responsible Officer and in a form acceptable to Bank;

(d)    (i) with the request for the initial Advance, and (ii) within thirty (30) days after the last day of each month, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month, there were no held checks;

(e)    within thirty (30) days after the last day of each month, a written report setting forth Borrower’s Cash and Excess Availability for the immediately prior calendar month in a form acceptable to Bank;

2.9Section 6.3(c) (Accounts Receivable). Section 6.3 is amended by deleting subsection (c) in its entirety and replacing it with the following:
(c)    Collection of Accounts. Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account and such payments and proceeds shall be (i) prior to the occurrence of an Event of Default, transferred to an account of Borrower at Bank, and (ii) following the occurrence of an Event of Default, applied in accordance with Section 9.4.

2.10Section 6.9. (Financial Covenants). Section 6.9 is amended in its entirety and replaced with the following:
6.9    Financial Covenants. Maintain at all times, calculated on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)    Tangible Net Worth. To be reported (a) during any Non-Formula Period or any Non-Borrowing Period, as of the last day of each quarter, commencing with the quarter ending December 31, 2014, and as of the last day of each quarter thereafter through and including the quarter ending March 31, 2016, and (b) during any Streamline Period or any Off-Streamline Period that is not a Non-Borrowing Period, as of the last day of each month, beginning with the month ending January 31, 2015, and as of the last day of each month thereafter, through and including the month ending May 31, 2016, a Tangible Net Worth of at least (i) One Hundred Forty Million Dollars ($140,000,000.00) as of the Effective Date, and (ii) for each fiscal year thereafter, commencing with the 2015 fiscal year, (A) One Hundred Forty Million Dollars ($140,000,000.00), plus (B) fifty percent (50.0%) of Borrower’s Net Income for each fiscal year commencing with the fiscal year ending March 31, 2015 (provided that no reductions shall be made for any net losses), and plus (C) fifty percent (50.0%) of net cash equity proceeds received by Borrower on or after April 1, 2015 (excluding any proceeds received from the exercise of employee stock options and equity issued pursuant to any stock compensation plan for employees);

(b)    Maximum Capital Expenditures. To be reported (a) (i) during any Non-Formula Period or any Non-Borrowing Period, as of the last day of each quarter, commencing with the quarter ending

December 31, 2014, and as of the last day of each quarter thereafter, through and including the quarter ending March 31, 2016, and (ii) during any Streamline Period or Off-Streamline Period that is not a Non-Borrowing Period, as of the last day of each month, beginning with the month ending January 31, 2015, and as of the last day of each month thereafter, through and including the month ending May 31, 2016, and (b) as of the last day of each month, commencing as of June 30, 2016, and as of the last day of each month thereafter, Borrower shall not contract for, purchase or make any expenditures or commitments for Capital Expenditures in an aggregate amount in excess of Ten Million Dollars ($10,000,000.00) in any fiscal year. For the avoidance of doubt, Borrower’s right to make Capital Expenditures is separate and apart from Borrower’s right to make Permitted Acquisitions or the application of casualty proceeds pursuant to Section 6.7(b);

(c)    Adjusted Quick Ratio. To be reported on a monthly basis, commencing with the month ending June 30, 2016 and for each month thereafter, a ratio of (a) Quick Assets to (b) (i) Current Liabilities minus (ii) the current portion of Deferred Revenue, of at least 1.25 to 1.00; and

(d)    Maximum Adjusted EBITDA Loss. To be reported on a monthly basis as of the last day of each month, commencing with the month ending June 30, 2016 and for each month thereafter, Adjusted EBITDA losses for the trailing twelve (12) month period then-ended, not to exceed (i) for the first (1st) month and second (2nd) month of each calendar quarter, Fourteen Million Dollars ($14,000,000.00) and (ii) for the third (3rd) month of each calendar quarter, Ten Million Dollars ($10,000,000.00).

2.11Section 13.1 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:
“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Transaction Report or other Credit Extension request, on behalf of Borrower.

“Availability Amount” is (a) during any Non-Formula Period, (i) the Revolving Line, minus (ii) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (iii) the outstanding principal balance of any Advances, and (b) during any other time, (i) the lesser of (A) the Revolving Line or (B) the amount available under the Borrowing Base, minus (ii) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (iii) the outstanding principal balance of any Advances.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Transaction Report or other Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency.

“Default Rate” is defined in Section 2.3(d).

“Indirect Credit Extension” is any Credit Extension for (a) cash management services, (b) foreign exchange contracts, or (c) undrawn standby letters of credit issued in accordance with Section 2.1.2 in an aggregate face amount of less than One Hundred Thousand Dollars ($100,000.00).

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Non-Borrowing Period” is, on and after the 2016 Amendment Date and prior to the initial Credit Extension (other than any Indirect Credit Extension), any period of time during which Borrower (a) maintains unrestricted cash and Cash Equivalents in Deposit Accounts or Securities Accounts with Bank, or in an account maintained with a financial institution other than Bank if such account and all property therein is subject to a Control Agreement in favor of Bank, in an amount of at least Twenty Million Dollars ($20,000,000.00) and (b) has no more than Zero Dollars ($0.00) of outstanding Obligations (excluding for such purposes obligations related to Indirect Credit Extensions).

“Non-Formula Period” is, on and after the 2016 Amendment Date and after the initial Credit Extension, provided no Event of Default has occurred and is continuing, any period of time (a) commencing on the first (1st) day of any month during which Borrower provides to Bank a written report pursuant to Section 6.2(e) hereof and other financial statements evidencing that Borrower has maintained Cash and Excess Availability of at least Thirty Million Dollars ($30,000,000.00) at all times during the prior two (2) consecutive calendar months, and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first (1st) day thereafter on which Borrower fails to maintain Cash and Excess Availability of at least Thirty Million Dollars ($30,000,000.00), as determined by Bank in its sole discretion. Upon the termination of a Non-Formula Period, Borrower must maintain Cash and Excess Availability of at least Thirty Million Dollars ($30,000,000.00) for two (2) consecutive calendar months thereafter before a new Non-Formula Period may begin.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero percent (0.0%), such rate shall be deemed to be zero percent (0.0%) for purposes of this Agreement; and provided, further, that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Prime Rate Margin” is (a) during any Non-Formula Period, zero percent (0.00%), and (b) during any other time, one half of one percent (0.50%).

2.12Section 13.1 (Definitions). The Loan Agreement is amended by inserting the following new terms and their respective definitions to appear alphabetically in Section 13.1:
“2016 Amendment Date” is July 12, 2016.
“Adjusted EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock compensation, plus (f) one-time, non-cash charges approved by Bank in writing in its sole but reasonable discretion.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event,

interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Payment Date” is the last day of each calendar month (or, if that day of the month does not fall on a Business Day, then on the first (1st) Business Day following such date).

“Quick Assets” is, on any date, the aggregate amount of Borrower’s consolidated, unrestricted cash and Cash Equivalents, plus net billed accounts receivable, determined according to GAAP.

2.13Section 13.1 (Definitions). The Loan Agreement is amended by deleting the following terms and their respective definitions appearing in Section 13.1 in their entirety:
“Additional Costs”
“Continuation Date”
“Conversion Date”
“Interest Period”
“Interest Payment Date”

“Interest Rate Determination Date”
“LIBOR”
“LIBOR Advance”
“LIBOR Rate”
“LIBOR Rate Margin”
“Notice of Borrowing”

“Notice of Conversion/Continuation”

“Parent”

“Prime Rate Advance”
“Reserve Requirement”
2.14Exhibit B (Form of Notice of Borrowing). The Loan Agreement is amended by deleting all of the text appearing on Exhibit B thereof and inserting in lieu thereof the words “Exhibit B - Reserved”.

2.15Exhibit C (Form of Notice of Conversion/Continuation). The Loan Agreement is amended by deleting all of the text appearing on Exhibit C thereof and inserting in lieu thereof the words “Exhibit C - Reserved”.

2.16Exhibit E (Compliance Certificate). The Loan Agreement is amended by deleting the Compliance Certificate appearing on Exhibit E thereof and inserting in lieu thereof the Compliance Certificate attached hereto as Schedule 1.

3.Limitation of Amendments.
3.1The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.Ratification of Stock Pledge Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Stock Pledge Agreement dated as of March 20, 2015 by and between Borrower and Bank, and acknowledges, confirms and agrees that said Stock Pledge Agreement shall remain in full force and effect.

6.Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of March 20, 2015 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in said Perfection Certificate have not changed, as of the date hereof.

7.Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

8.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9.Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of (i) a fully earned, non-refundable amendment fee in an amount equal to Fifteen Thousand Dollars ($15,000.00), and (ii) Bank’s legal fees and expenses incurred in connection with this Amendment.

[Signature page follows.]

[Signature page to First Amendment to Loan and Security Agreement]
In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
SILICON VALLEY BANK By: __________________________ Name: ________________________ Title: _________________________	ELECTRO SCIENTIFIC INDUSTRIES, INC. By: __________________________ Name: ________________________ Title: _________________________

The undersigned, ESI INTERNATIONAL CORPORATION, an Oregon corporation (“International”), with offices located at 13900 NW Science Park Drive, Portland, Oregon 97229, hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Stock Pledge Agreement dated as of March 20, 2015 by and between International and Bank, and acknowledges, confirms and agrees that said Stock Pledge Agreement shall remain in full force and effect.

ESI INTERNATIONAL CORPORATION

By:  __________________________
Name: ________________________
Title:  _________________________

The undersigned, ESI CHINA, INC., an Oregon corporation (“China”), with offices located at 13900 NW Science Park Drive, Portland, Oregon 97229, hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Stock Pledge Agreement dated as of March 20, 2015 by and between China and Bank, and acknowledges, confirms and agrees that said Stock Pledge Agreement shall remain in full force and effect.

ESI CHINA, INC.

By:  __________________________
Name: ________________________
Title:  _________________________

Schedule 1

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:    SILICON VALLEY BANK                        Date:
FROM: ELECTRO SCIENTIFIC INDUSTRIES, INC.

The undersigned authorized officer of Electro Scientific Industries, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):
(1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Transaction Report	(i) with each request for an Advance, and (ii) monthly within 30 days	Yes No
A/R & A/P Agings and Deferred Revenue reports	(i) with the request for the initial Advance, and (ii) monthly within 30 days	Yes No
Interim financial statements (consolidated)	(i) with the request for the initial Advance, and (ii) monthly within 30 days	Yes No
Compliance Certificate	(i) with the request for the initial Advance, and (ii) monthly within 30 days	Yes No
Cash and Excess Availability report	Monthly within 30 days	Yes No
Board-approved annual operating budgets and financial projections	FYE within 60 days and contemporaneously with any updates or changes thereto	Yes No
10‑Q, 10‑K and 8-K	Within 5 days after filing with SEC	Yes No
Annual financial statements (CPA Audited)	Within 5 days after filing Form 10-K with SEC	Yes No

Financial Covenant	Required	Actual	Complies

Maintain at all times:
Maximum Capital Expenditures	<$10 million	$_________	Yes No
Adjusted Quick Ratio	1.25:1.00	______:1.00	Yes No
Maximum Adjusted EBITDA Loss	**	$_________	Yes No

**     As set forth in Section 6.9(d) of the Agreement.

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.
Yes	No

Borrower and its Domestic Subsidiaries only have U.S. accounts located at the following institutions:

Aggregate balance of accounts of Borrower and its Domestic Subsidiaries maintained at banks or financial institutions other than Bank and Bank’s Affiliates which are not subject to a Control Agreement:

Account            Balance

TOTAL            $         (pursuant to Section 6.8(a) of the Loan Agreement, such                                  amount shall not exceed $500,000)

Aggregate balance of investment account maintained with T. Rowe Price: $_________________

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

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ELECTRO SCIENTIFIC INDUSTRIES, INC. By: Name: Title:	BANK USE ONLY Received by: authorized signer Date: Verified: authorized signer Date: Compliance Status:Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:    ____________________

I.    Maximum Capital Expenditures (Section 6.9(b))

Required:
To be reported (a) (i) during any Non-Formula Period or any Non-Borrowing Period, as of the last day of each quarter, commencing with the quarter ending December 31, 2014, and as of the last day of each quarter thereafter, through and including the quarter ending March 31, 2016, and (ii) during any Streamline Period or Off-Streamline Period that is not a Non-Borrowing Period, as of the last day of each month, beginning with the month ending January 31, 2015, and as of the last day of each month thereafter, through and including the month ending May 31, 2016, and (b) commencing as of June 30, 2016, (i) during any Non-Formula Period or any Non-Borrowing Period, as of the last day of each quarter, commencing with the quarter ending June 30, 2016, and as of the last day of each quarter thereafter, and (ii) during any other time that is not a Non-Borrowing Period, as of the last day of each month, beginning with the month ending June 30, 2016, and as of the last day of each month thereafter, Borrower shall not contract for, purchase or make any expenditures or commitments for Capital Expenditures in an aggregate amount in excess of Ten Million Dollars ($10,000,000.00) in any fiscal year. For the avoidance of doubt, Borrower’s right to make Capital Expenditures is separate and apart from Borrower’s right to make Permitted Acquisitions or the application of casualty proceeds pursuant to Section 6.7(b).

Actual aggregate Capital Expenditures of Borrower during the current fiscal year: $__________________

Is the amount above less than or equal $10,000,000?

  No, not in compliance                          Yes, in compliance

II.     Adjusted Quick Ratio (Section 6.9(c)).

Required:	At least 1.25 : 1.00.

A.	Aggregate amount of Borrower’s consolidated, unrestricted cash and Cash Equivalents	$
B.	Aggregate value of the net billed accounts receivable of Borrower	$
C.	Quick Assets (the sum of lines A through B)	$
D.	Aggregate value of all obligations and liabilities of Borrower to Bank	$
E.
Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness not otherwise reflected in line E above that matures within one (1) year
$
F.	Current Liabilities (the sum of lines D and E)	$
G.	Current portion of Deferred Revenue	$
H.	Line F minus Line G	$
I.	Adjusted Quick Ratio (line C divided by line H)

Is line I greater than or equal to 1.25 : 1.00?

  No, not in compliance                          Yes, in compliance

III.    Maximum Adjusted EBITDA Loss (Section 6.9(d))

Required:
To be reported on a monthly basis as of the last day of each month, commencing with the month ending June 30, 2016 and for each month thereafter, Adjusted EBITDA losses for the trailing twelve (12) month period then-ended, not to exceed (i) for the first (1st) month and second (2nd) month of each calendar quarter, Fourteen Million Dollars ($14,000,000.00) and (ii) for the third (3rd) month of each calendar quarter, Ten Million Dollars ($10,000,000.00).

Actual:

A.	Net Income	$
B.	Interest Expenses	$
C.	Depreciation expense	$
D.	Amortization expense	$
E.	Income tax expense	$
F.	Non-cash stock compensation	$
G.	One-time, non-cash charges approved by Bank in writing in its sole but reasonable discretion	$
H.	Sum of lines (a) through (g)	$

Is line H a gain, or a loss less than or equal to the maximum permitted EBITDA loss set forth above?

  No, not in compliance                          Yes, in compliance